EXHIBIT 4.3

             AMENDMENT TO CONSULTING AGREEMENT DATED MARCH 15, 2004


BY AND BETWEEN:

                           DONINI, INC.
                           a New Jersey corporation, duly incorporated and validly existing according to law, having a registered office at 4555 des Grandes Prairies Blvd., Suite 30, in the City of St. Leonard, Province of Quebec, H1R 1A5, herein duly represented by Mr. Peter Deros, its President, duly authorized for these purposes as he so declares, hereinafter referred to as the "COMPANY"

AND:

                           Terence C. Byrne of 216 Hidden Pines Drive, Panama City Beach, Fl 32408

                           hereinafter referred to as the "CONSULTANT"


         WHEREAS the parties entered into a Consulting Agreement regarding the Consultant providing services to the Company and whereas the Company has agreed to increase the compensation to the Consultant, now therefore it is agreed as follows:

   1. In addition to the number of shares issued to the Consultant, the Company hereby agrees to issue to Consultant an additional one million one hundred thousand (1,100,000) shares of Common Stock.

   2.    These shares shall be issued on the following basis:
         Five hundred thousand (500,000) shares shall be issued on or before July 15, 2004 and (six hundred thousand (600,000) shares will be issued to Consultant on or before September 15, 2004.

         The Consultant shall continue to provide services to the Company as set forth in the Consulting Agreement and agrees to devote such time as required by the Company as requested by the President of the Company from time to time.

   3. The Consultant shall pay to the Company the par value $(.001) of the Common Stock of the Company per each share issued to the Consultant, payment of which shall be due on or about July 15, 2004 for five hundred thousand (500,000) shares and on September 15, 2004 for the remaining six hundred thousand (600,000) shares of Stock.

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   4.    The term of the Consulting Agreement shall be extended to July 15,
         2005.

   5. In all other respects the terms of the original agreement dated March 15, 2004 shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 8th day of July, 2004.




DONINI INC.




Per: /s/ PETER DEROS                          /s/ TERENCE C. BYRNE
     --------------------------------         ----------------------------------
     Peter Deros, President                   Terence C. Byrne

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